                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              UTILICORP UNITED INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        $1,078,816
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        Preliminary Joint Proxy Statement/Prospectus on Schedule 14A and
        KC United Corp. Form S-4 File No. 333-02223
        ------------------------------------------------------------------------
     3) Filing Party:
        UtiliCorp United, Kansas City Power & Light
        ------------------------------------------------------------------------
     4) Date Filed:
        February 21, 1996 and April 4, 1996
        ------------------------------------------------------------------------

UTILICORP BROKER PRESENTATION
- --------------------------------------------------------------------------------

DISCUSSION POINTS TO SUPORT A PREVIOUSLY FILED PRESENTATION.

SLIDE 1 - UCU AND KCPL COMBINES TO CREATE MAXIM ENERGIES, INC.

Welcome and introductions

We announced the new name of our merged company recently - Maxim Energies. Maxim - means both scale and scope. It sets a high standard of superlative achievement through effort, commitment and innovation. Energies represents our broad range of products and services. It also refers to the human energies of our employees.

Maxim Energies will be a company strongly positioned to compete over the long term in national and global deregulated markets for energy products and services.

SLIDE 2 - TIMELINE OF EVENTS

You have probably heard a lot about the merger since its announcement on January
22. Not the least of which was our amended agreement. We amended the agreement on May 20 when it became apparent that the KCPL shareholder vote was not achievable because of KCPL's 66 2/3% voting requirement and with the intervention of Western Resources with a hostile tender offer for KCPL

We remain on track with all the regulatory approvals and expect to finalize the merger by the first half of 1997. We mailed proxies on the amended agreement on July 1 and our special meeting of shareholders is scheduled for August 14.

SLIDE 3 - AMENDED MERGER AGREEMENT

Before I go into detail on the strengths of the merger, let me answer a question that I know is on your mind and the minds of your UCU clients. " Why in the amended agreement do UCU shareholders only get a 1:1 exchange rate rather than the 1.096 that was originally announced?"

A lot of people have been saying that UtiliCorp shareholders lost in the new deal -- but you can't lose what you never had -- and let me tell you, the competitive market was sending a clear message that at the original exchange ratio the deal wasn't achievable.

Our original offer had to be amended to reflect the market expectation that the deal was worth more to KCPL shareholders. A 1:1 exchange ratio remains an attractive combination for both UCU and KCPL. UtiliCorp shareholders get an immediate dividend increase of 5% and the opportunity for greater dividend increases in the future and better price appreciation than we could achieve as a stand alone company.

- --------------------------------------------------------------------------------
7/12/96  2:28 PM

UTILICORP BROKER PRESENTATION
- --------------------------------------------------------------------------------

SLIDE 4 - WHAT ATTRACTED UCU TO KCPL?

UtiliCorp has been growing as a nice pace over the last 10 years and has a solid outlook for the future -- so you may be wondering why pursue a merger with KCPL?


KCPL has a very strong balance sheet and earnings stream that will allow us to continue with our strategy at a faster pace. Something that is becoming more and more important as the industry deregulates. You have to have scale and a strong credit rating to participate in the new market. As a combined company we will have the scale and credit rating to grow at an even faster pace than you have seen over the past 10 years.

UtiliCorp's regulated eight-state service territory is mainly rural -- other than parts of Kansas City the largest urban area we serve is Lincoln Nebraska - KCPL is an urban utility. Their expertise in serving a large metropolitan area will provide us a knowledge base to use as we expand the marketing and servicing of products under the EnergyOne brand into urban settings. EnergyOne is the industry's first national brand, introduced by UtiliCorp in 1995. United behind the EnergyOne brand name, our two companies will continue to pursue national and international growth opportunities.

KCPL has more generation and therefore more experience in electric generation than UtiliCorp. We would like to continue to be a major player in the brokering of electricity as the market opens up to competition. KCPL's generation and management depth in this area will help the combined company become a major domestic and international player.

SLIDE 5 - THE PERFECT COMPLEMENTARY MERGER

The merger benefits that were discussed in January are equally valid today. If we're going to be the leading multinational energy provider, we will be a growth-oriented company with national and international scope. By combining the unique strengths of two companies with a shared vision, Maxim will be equipped to deliver enduring dynamic growth. KCPL has financial strength and operational excellence and UtiliCorp is very successful in non-regulated businesses and ventures in international markets.

This merger is positioned to provide increased value to both UCU and KCPL shareholders far and above any other proposed combination.

SLIDE 6 - COMBINED FINANCIALS

Here is a snap shot of our financials if you just mashed the two companies together. It does not take into account any synergies or other revenue enhancement opportunities. As you can see the street has us estimated at $2.17 for the first year. A number we don't disagree with ----
The combined company would have assets of over $6.8 billion, combined sales over $3.5 billion and about 2.5 million customers world wide.

- --------------------------------------------------------------------------------
7/12/96  2:28 PM                                                               2

UTILICORP BROKER PRESENTATION
- --------------------------------------------------------------------------------

SLIDE 7 - SYNERGIES

Like all mergers we will have synergies - i.e. things we can do as a combined company to drive costs out of the business that we couldn't achieve on a stand alone bases.

Some examples would be:

Fuel Procurement - Expected savings of $3.8 million results from reductions in fuel procurement, labor and reduced inventory balances.

System generation - combined dispatch of system generation results in fuel and variable operation and maintenance costs ("O & M") savings which are anticipated to be $107.4 million.

Purchasing and materials management - Based on a sample of vendors' materials and services, discounts are expected to be obtained through supplier consolidation and leveraging the larger scale of purchases. These savings are estimated at $34.5 million. Labor savings of $14.6 million.

Our total synergy savings is around 600 million a number that was arrived at by 300 employees from both companies working together to come up with valid achievable savings.

You may have heard in the market place that a KCPL/WR merger would provide more savings -- 1 billion. However, WR synergy numbers are just a guess. KCPL did not participate in the analysis. WR used industry averages and invalid assumptions. In fact, if we used the assumptions that WR used the synergy numbers of a UCU/KCPL combination would be as much if not more than what WR is suggesting in their combination.

SLIDE 8 - BUILD

It is important to point out the synergies but this merger is not built on cost cutting. Yes, it is nice and every merger will produce additional earnings because of the syergies of running two companies as one. But, our merger is unique because it is built on our vision of the future and how we can grow and increase earnings, and thus returns to shareholders, at a faster pace as a merged company than on a stand alone basis. We have an offensive strategy that focuses on growth and new markets --

If you look at this graphic it depicts all the areas where we have potential to add to the bottom line. In year one we could add as much as 38 additional cents. This would include 8 cents for additional operating enhancements we have identified; 12 cents for international; 4 cents for energy marketing; 5 cents
for new products.   These are in addition to the current earnings per share
resulting from normal operations.  These

- --------------------------------------------------------------------------------
7/12/96  2:28 PM                                                               3

UTILICORP BROKER PRESENTATION
- --------------------------------------------------------------------------------

amounts grow to a total of 75 additional cents in the fourth year --- A very robust outlook for Maxim!!!

SPEAKERS NOTE: THESE NUMBERS DO NOT MAKE ANY ASSUMPTION ON HOW MUCH WOULD BE RETAINED FOR SHAREHOLDERS AND HOW MUCH WOULD FLOW BACK TO THE RATE PAYERS.

SLIDE 9 - NUMBERS BEHIND THE BUILD

Again just proof that we are highly confident in our ability to provide solid earnings growth. This earnings growth should translate into a higher stock price for the combined company. Definitely higher than what KCPL shareholders may be perceiving they are going to get with a KCPL/WR combination.


SLIDE 10 - UCU/KCPL SERVICE TERRITORY MAP

Let's take a closer look at strengths of a UCU-KCPL combination.

We have spent a lot of time talking about our ability to grow earnings -- but let me point out that those earnings are from on going operations -- they don't even begin to reflect Maxim's potential in the areas of acquisitions, partnerships or joint ventures.

We have tremendous growth prospects -- already we have facilities in 17 states, serve customers in nearly 48 states and own energy interests in Canada, the United Kingdom New Zealand, Australia and Jamaica. KCPL owns interests in a generating facility in China.

Our revenues are spread among gas, electric, and other energy-related services and products. We will have a mix of coal, gas, nuclear and hydro generation.

SLIDE 11 - ACCESS TO CAPITAL

UtiliCorp has grown 10 fold over the past 11 years. In 1985 we had access to capital to use to grow the business of only $65 million a year. Look what we have been able to do with that capital. We went from a utility serving only a small portion of Missouri and with revenues of approximately $250 million to a company with revenues of $3 billion. We currently have access to $320 million in capital. Combining with KCPL with their balance sheet and credit rating the combined company would have access to $700 million in capital to continue to grow. Just imagine for a moment the opportunities Maxim would have as markets open to deregulation both internationally and domestically with our aggressive growth strategy and KCPL's operational and financial strength.

Again any additional contributions to earnings from acquisitions, partnerships, joint ventures are not included in the already robust projected earnings contributions we showed you earlier.

- --------------------------------------------------------------------------------
7/12/96  2:28 PM                                                               4

UTILICORP BROKER PRESENTATION
- --------------------------------------------------------------------------------

This is a power house combination. One that is a huge threat to a utility like WR. A utility with limited service territory growth, facing huge rate reductions and unable to decide on what non-regulated ventures to pursue - ADT??, The Wing Group??, Mobil Phones?? What else can they do but try and block this merger.

SLIDE 12 - DIVIDEND

Both UtiliCorp and KCPL have a history of consistent dividend growth, and that is expected to continue.

Management has recommended an initial dividend rate of $1.85 for Maxim. As you can see from everything we have shown you -- a very attainable amount. Our payout ratio will initially be in the in the low 80's with the potential of very quickly dropping into the mid 70's -- and we will still have room to grow the dividend.

Again our dividend is solid. We fully anticipate it to grow as a combined company at a faster rate than either company could offer on a stand alone basis. We have some rate reductions built into our merger agreement and we have taken them into consideration when setting our initial dividend. Unlike WR - UCU and KCPL are not facing huge rate reductions that might impact our ability to sustain our current dividends let alone our ability to pay Maxim's promised dividend of $1.85.

SLIDE 13 - RATE PROFILE

Here is a comparison of Maxim's rate profile compared to a WR\KLT rate structure and to the national and regional average. As you can see Maxim looks very good compared to the national average but has some work to do on a regional basis. Maxim rates are lower than what WR/KLT would be able to achieve.

SLIDE 14 - WINNER IN THE MARKET PLACE

We believe to be a winner in the new market place you have to have these traits: operational excellence; strong credit rating; diverse products, territories, asset base and generating mix; national power marketer; national gas marketer, etc.. Maxim has them all! We are ready to seize the opportunities as markets deregulate. We have a superior deal because of what our combined companies bring together --- broad energy expertise and industry leadership, geographic reach both national and international, operational excellence. We have the skills necessary to win in the new market place.

SLIDE 15 - WHY KCPL TURNED DOWN THE WR OFFER

We are here to sell our shareholders on the merger with KCPL. But inherent in our merger is the fact that WR got involved and has a tender offer for KCPL of $31 of WR stock - not cash - but stock on the table.

- --------------------------------------------------------------------------------
7/12/96  2:28 PM                                                               5

UTILICORP BROKER PRESENTATION
- --------------------------------------------------------------------------------

So, lets spend a minute talking about why KCPL turned down the WR offer.

It is risky, it is a strategic misfit for where the industry is going and it is full of empty promises.







- --------------------------------------------------------------------------------
7/12/96  2:28 PM                                                               6

UTILICORP BROKER PRESENTATION
- --------------------------------------------------------------------------------

SLIDE 16 - THE BRICK WALL

Missouri Business Combination - does not allow WR to take down a tender and then vote out the board. Those shares could not be voted by WR for 5 years.

Missouri Public Service Commission - Does not allow another utility to buy shares without prior approval. WR has not received approval to buy KCPL shares. Also, this is a hostile offer there is the risk that the MPS commission not would approve the transaction.

PUHCA - If WR buys one share of KCPL they will lose their exemption.

Exchange offer - WR in their own S-4 has set the condition that KCPL board retire its preference stock. What is the likely hood of KCPL's board in a hostile situation retiring its own stock?

The WR offer is hostile. No hostile tender offer has ever succeeded in the utility industry.

There is risk with the security of WR dividend with their current rate reduction and with their earnings forecast from base operations declining.

There is risk in that at best what will be achieved is status quo. KCPL is not for sale and by law their board does not have to negotiate with WR. End result might be that WR breaks up our friendly merger but KCPL will not merge with WR. Therefore, KCPL shareholders will not get the benefit of combination with UCU and all the growth opportunities that includes. They will have a $1.56 dividend and a stock price lower than where it is currently trading.

There is risk in WR collar. If their price drops out of the collar - which is not too speculative based on their proposed rate reduction and earnings outlook
- -- KCPL would not get what is being promised.

SLIDE 17 - WR EARNINGS

This is a look at WR earnings outlook. The bottom portion is their base earnings from on going operations -- dismal. The second level is from the synergies that would be achieved by a WR/KCPL combination -- so KCPL is being used to sustain WR shareholders at a moderate earnings pace for a few year. The top level is WR projection of earnings growth from non-regulated operations. They have no track record and not significant non-regulated businesses -- we believe this is a very risky, highly speculative earnings contribution.

So now -- what was KCPL's board to do -- the choice is clear. Reaffirm their belief in the friendly merger with UtiliCorp so that the combined company - Maxim Energies could

- --------------------------------------------------------------------------------
7/12/96  2:28 PM                                                               7
quit playing this silly game and get started producing the earnings and shareholder growth their shareholders deserve.

UTILICORP BROKER PRESENTATION
- --------------------------------------------------------------------------------

SLIDE 18 - THE PERFECT COMPLEMENTARY OF EQUALS

This is a friendly merger that we feel is in the best interests of all our constituents - employees, customers and most of all our shareholders. We realize there still may be some hesitancy since we amended the exchange ratio - but this is an excellent merger for UtiliCorp. As an employee shareholder I am convinced this merger is in the best interest of all shareholders. Our merger with KCPL helps continue our growth initiatives and prepare our company for the next century. When our merger is completed sometime next year, we are confident our new company, Maxim Energies, will deliver increased value and earn your continued support.

We hope you support our merger. Your clients' votes are extremely important. Please ensure that your clients receive their proxy information and encourage them to vote for the friendly merger of UtiliCorp United and Kansas City Power & Light.

Now we will answer any questions you may have.

Again thank you for your time. Please call our investor relations department if you or your clients' have any additional questions. Number is in the fact book 1-800-487-6661 or you may also want to give them one of your business cards.


- --------------------------------------------------------------------------------
7/12/96  2:28 PM                                                               8